Exhibit 5.1



                              November 27, 1996


Socket Communications, Inc.
37400 Central Court
Newark, California 94560

Re Registration Statement on Form S-3

Ladies and Gentlemen:

   We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about November 27, 1996, in connection with the registration under the Securities Act of 1933, as amended, on behalf of certain stockholders of the Company (the
"Selling Stockholders") of 1,192,308 shares of your Common Stock, $0.001 par value (the "Shares"). We understand that the Shares are sold by the Selling Stockholders to the public as described in the Registration Statement.
As your legal counsel, examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

   It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, including the proceedings being taken in order to permit such transaction to be carried out in accordance with applicable state securities laws, the Shares, when sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.


                     Very truly yours

                     WILSON SONSINI GOODRICH & ROSATI
                     Professional Corporation


                     WILSON SONSINI GOODRICH & ROSATI




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